EXHIBIT 99.1

News Release

205 Crosspoint Parkway
Getzville, NY 14068
Immediate Release
Columbus McKinnon Reports $0.54 Earnings per Diluted Share for Second Quarter Fiscal Year 2018
AMHERST, NY, October 31, 2017 - Columbus McKinnon Corporation (NASDAQ: CMCO), a leading designer, manufacturer and marketer of material handling products, technologies and services, today announced financial results for its fiscal year 2018 second quarter, which ended September 30, 2017. Fiscal year 2018 second quarter and year to date results include the January 31, 2017 acquisition of STAHL CraneSystems (“STAHL”).
Second Quarter Highlights (compared with prior-year period)

•	Sales for the quarter were up 40% to $212.8 million, including $45.8 million from STAHL; after adjusting for FX impact, organic sales increased 8.5%

•	Net income increased 84% to $12.5 million, or $0.54 per diluted share; adjusted net income per diluted share grew 28% to $0.51

•	Cash flow from operating activities was $20.3 million; paid down $16.3 million in borrowings in quarter

•	Debt repayment ahead of schedule: $30 million paid down in first half FY2018; Raising debt repayment expectation to $55 million from original goal of $45 million to $50 million
Mark D. Morelli, President and CEO of Columbus McKinnon commented, “We had another solid quarter demonstrated by strong sales and net income. The success of deploying our operating system was evident in the quarter. It provided the necessary roadmaps to achieve our results. In fact, organic sales growth for the quarter of 8.5% outpaced our expectations. The year-over-year growth was the result of robust demand in the U.S. and Latin America driven by healthy end markets, particularly entertainment, construction and government. The rebound in the mining industry is beginning to drive demand for our products, especially our Magnetek digital power and motion control technologies. We also had solid volume expansion in EMEA as the industrial environment has been improving. Notably, STAHL continues to prove its value with strong sales, profit margins and cash generation. We believe the demand for STAHL crane technologies is the result of the value they provide through custom-engineered products for engineering firms.”

Columbus McKinnon Reports $0.54 Earnings per Diluted Share for Second Quarter Fiscal Year 2018

October 31, 2017

Sales

($ in millions)	Q2 FY 18	Q2 FY 17	Change	% Change
Net sales	$212.8	$151.9	$60.9	40.1%

U.S. sales	$112.7	$98.3	$14.4	14.6%
% of total	53%	65%
Non-U.S. sales	$100.1	$53.6	$46.5	86.8%
% of total	47%	35%
STAHL's U.S. and non-U.S. sales were $5.0 million and $40.8 million, respectively. Volume improvement was realized in the U.S., Canada, EMEA, and Latin America. Sales in Europe, excluding STAHL, were up $3.8 million, including a $1.8 million benefit from foreign currency translation.

($ in millions)	Q2 FY 18	Q2 FY 17	Change	% Change
Gross profit	$71.6	$49.7	$21.9	44.0%
Gross margin	33.7%	32.7%	100 bps
Income from operations	$19.6	$12.6	$7.0	55.2%
Operating margin	9.2%	8.3%	90 bps
Net income	$12.5	$6.8	$5.7	83.5%
Diluted EPS	$0.54	$0.33	$0.21	63.6%
STAHL contributed $16.8 million to gross profit, which was 36.7% of STAHL sales. For more information on changes in gross profit, please see the attached tables.
Income from operations was $19.6 million. Adjusted income from operations was $20.2 million, which was up $7.6 million from the prior year. Excluding integration costs, STAHL contributed $5.5 million to income from operations, which was 11.9% of STAHL sales. Please see the attached tables for a reconciliation of GAAP income from operations to adjusted income from operations.
The effective tax rate for the quarter was 14% and was lower than the Company’s previous guidance as a result of a new U.S. GAAP accounting standard impacting the tax accounting treatment of equity compensation. Given this change and subject to the variances of income by taxable jurisdiction, the Company now expects the effective tax rate for fiscal 2018 to be in the 18% to 22% range, excluding any additional changes to current tax regulations.
Net income was $12.5 million. Adjusted net income was $11.9 million, which excludes STAHL integration costs, costs for a legal action against prior product liability insurance carriers, an insurance settlement and litigation costs for a former subsidiary of Magnetek. Please see the attached tables for a reconciliation of GAAP net income and earnings per share to adjusted net income and earnings per share.

Columbus McKinnon Reports $0.54 Earnings per Diluted Share for Second Quarter Fiscal Year 2018

October 31, 2017

Generating Cash and Reducing Debt
Cash generated from operating activities in the second quarter was $20.3 million. Working capital as a percentage of sales was down to 18.5% compared with 21.2% one year earlier. Please see the attached additional data table for further details.
Total debt was $392.3 million at September 30, 2017 compared with $421.3 million at March 31, 2017. Net debt to net total capitalization at September 30, 2017 was 45.5%, compared with 48.5% at June 30, 2017 and 50.2% at March 31, 2017. The Company expects to reduce debt by approximately $55 million in fiscal 2018 and achieve a net debt to EBITDA ratio below 3x by the end of the fiscal year.
Gregory P. Rustowicz, Vice President - Finance and Chief Financial Officer, commented, “We had good operating profits and margin, although mix and higher annual incentive costs dampened our typical operating leverage potential. Importantly, we are generating excellent levels of cash and are reducing our debt more quickly than originally planned. De-levering our balance sheet provides us greater flexibility to move forward our strategy of becoming an industrial technology company.”
Capital expenditures for the quarter ended September 30, 2017 were $4.2 million and were $6.1 million for the first half of fiscal 2018. The Company expects capital expenditures for fiscal 2018 to be in the range of $15 million to 20 million, lower than previous expectations as Columbus McKinnon evaluates the priorities for its use of capital.
Fiscal Year 2018 Outlook
Backlog was $162.7 million as of September 30, 2017, a decrease of $10.6 million compared with June 30, 2017. The decline was primarily related to seasonally slower order intake and the timing of shipments by STAHL.
Mr. Morelli concluded, “While our third quarter tends to be seasonally soft, we still expect organic growth of approximately 3% to 5%. Stahl is expected to have weaker sales sequentially due to seasonality and fewer shipping days. The trajectory for the business remains strong and we continue to expect fiscal 2018 to be a very good year. We are aggressively working on identifying action plans for reallocating spending from general & administrative expenses to growth initiatives such as research & development to further our efforts to evolve into a high-performing industrial technology company.”
Teleconference/webcast
Columbus McKinnon will host a conference call and live webcast today at 10:00 AM Eastern Time, at which Mark D. Morelli, President and Chief Executive Officer, and Gregory P. Rustowicz, Vice President - Finance and Chief Financial Officer, will review the Company’s financial results and strategy. The review will be accompanied by a slide presentation, which will be available on Columbus McKinnon’s website at www.cmworks.com/investors. A question and answer session will follow the formal discussion.
The conference call can be accessed by dialing 201-493-6780 and asking for the “Columbus McKinnon conference call.” The webcast can be monitored at www.cmworks.com/investors. An audio recording will be available from 1:00 PM Eastern Time on the day of the call through Tuesday, November 7, 2017 by dialing 412-317-6671 and entering the passcode 13671705. Alternatively, an archived webcast of the call can be found on the Company’s website. In addition, a transcript of the call will be posted to the website once available.

Columbus McKinnon Reports $0.54 Earnings per Diluted Share for Second Quarter Fiscal Year 2018

October 31, 2017

About Columbus McKinnon
Columbus McKinnon is a leading worldwide designer, manufacturer and marketer of material handling products, technologies, systems and services, which efficiently and ergonomically move, lift, position and secure materials. Key products include hoists, cranes, actuators, rigging tools, light rail work stations and digital power and motion control systems. The Company is focused on commercial and industrial applications that require the safety and quality provided by its superior design and engineering know-how. Comprehensive information on Columbus McKinnon is available at http://www.cmworks.com.
Safe Harbor Statement
This news release contains “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Such statements include, but are not limited to, statements concerning future revenue and earnings, involve known and unknown risks, uncertainties and other factors that could cause the actual results of the Company to differ materially from the results expressed or implied by such statements, including general economic and business conditions, conditions affecting the industries served by the Company and its subsidiaries, conditions affecting the Company's customers and suppliers, competitor responses to the Company's products and services, the overall market acceptance of such products and services, the effect of operating leverage, the pace of bookings relative to shipments, the ability to expand into new markets and geographic regions, the success in acquiring new business, the speed at which shipments improve, the effectiveness of new products and other factors disclosed in the Company's periodic reports filed with the Securities and Exchange Commission. The Company assumes no obligation to update the forward-looking information contained in this release.

Contacts:

Gregory P. Rustowicz	Investor Relations:
Vice President - Finance and Chief Financial Officer	Deborah K. Pawlowski
Columbus McKinnon Corporation	Kei Advisors LLC
716-689-5442	716-843-3908
greg.rustowicz@cmworks.com	dpawlowski@keiadvisors.com

Financial tables follow.

Columbus McKinnon Reports $0.54 Earnings per Diluted Share for Second Quarter Fiscal Year 2018

October 31, 2017

COLUMBUS McKINNON CORPORATION
Condensed Consolidated Income Statements - UNAUDITED
(In thousands, except per share and percentage data)

	Three Months Ended
	September 30, 2017	September 30, 2016	Change
Net sales	$212,828	$151,925	40.1%
Cost of products sold	141,209	102,196	38.2%
Gross profit	71,619	49,729	44.0%
Gross profit margin	33.7%	32.7%
Selling expenses	25,042	19,032	31.6%
% of net sales	11.8%	12.5%
General and administrative expenses	19,347	13,831	39.9%
% of net sales	9.1%	9.1%
Research and development expenses	3,723	2,482	50.0%
% of net sales	1.7%	1.6%
Amortization of intangibles	3,920	1,765	122.1%
Income from operations	19,587	12,619	55.2%
Operating margin	9.2%	8.3%
Interest and debt expense	5,067	2,525	100.7%
Investment (income) loss	(46)	(88)	(47.7)%
Foreign currency exchange loss (gain)	69	(220)	NM
Other (income) expense, net	(61)	(48)	27.1%
Income before income tax expense	14,558	10,450	39.3%
Income tax expense	2,050	3,634	(43.6)%
Net income	$12,508	$6,816	83.5%

Average basic shares outstanding	22,746	20,202	12.6%
Basic income per share	$0.55	$0.34	61.8%

Average diluted shares outstanding	23,142	20,368	13.6%
Diluted income per share	$0.54	$0.33	63.6%

Columbus McKinnon Reports $0.54 Earnings per Diluted Share for Second Quarter Fiscal Year 2018

October 31, 2017

COLUMBUS McKINNON CORPORATION
Condensed Consolidated Income Statements - UNAUDITED
(In thousands, except per share and percentage data)

	Six Months Ended
	September 30, 2017	September 30, 2016	Change
Net sales	$416,554	$300,938	38.4%
Cost of products sold	275,627	203,162	35.7%
Gross profit	140,927	97,776	44.1%
Gross profit margin	33.8%	32.5%
Selling expenses	48,842	37,846	29.1%
% of net sales	11.7%	12.6%
General and administrative expenses	38,199	27,614	38.3%
% of net sales	9.2%	9.2%
Research and development expenses	6,645	4,981	33.4%
% of net sales	1.6%	1.7%
Amortization of intangibles	7,639	3,515	117.3%
Income from operations	39,602	23,820	66.3%
Operating margin	9.5%	7.9%
Interest and debt expense	10,208	5,099	100.2%
Investment (income) loss	(108)	(305)	(64.6)%
Foreign currency exchange loss (gain)	393	(783)	NM
Other (income) expense, net	(200)	(128)	56.3%
Income before income tax expense	29,309	19,937	47.0%
Income tax expense	5,145	6,720	(23.4)%
Net income	$24,164	$13,217	82.8%

Average basic shares outstanding	22,663	20,169	12.4%
Basic income per share	$1.07	$0.66	62.1%

Average diluted shares outstanding	23,013	20,325	13.2%
Diluted income per share	$1.05	$0.65	61.5%

Columbus McKinnon Reports $0.54 Earnings per Diluted Share for Second Quarter Fiscal Year 2018

October 31, 2017

COLUMBUS McKINNON CORPORATION
Condensed Consolidated Balance Sheets
(In thousands)

	September 30, 2017	March 31, 2017
	(unaudited)
ASSETS
Current assets:
Cash and cash equivalents	$69,455	$77,591
Trade accounts receivable	126,408	111,569
Inventories	139,332	130,643
Prepaid expenses and other	16,766	21,147
Total current assets	351,961	340,950

Property, plant, and equipment, net	113,104	113,028
Goodwill	338,238	319,299
Other intangibles, net	264,748	256,183
Marketable securities	8,064	7,686
Deferred taxes on income	57,120	61,857
Other assets	12,436	14,840
Total assets	$1,145,671	$1,113,843

LIABILITIES AND SHAREHOLDERS’ EQUITY
Current liabilities:
Trade accounts payable	$41,954	$40,994
Accrued liabilities	88,117	97,397
Current portion of long-term debt	49,710	52,568
Total current liabilities	179,781	190,959

Senior debt, less current portion	22	41
Term loan and revolving credit facility	342,518	368,710
Other non-current liabilities	236,551	212,783
Total liabilities	758,872	772,493

Shareholders’ equity:
Common stock	230	226
Additional paid-in capital	266,119	258,853
Retained earnings	202,989	179,735
Accumulated other comprehensive loss	(82,539)	(97,464)
Total shareholders’ equity	386,799	341,350
Total liabilities and shareholders’ equity	$1,145,671	$1,113,843

Columbus McKinnon Reports $0.54 Earnings per Diluted Share for Second Quarter Fiscal Year 2018

October 31, 2017

COLUMBUS McKINNON CORPORATION
Condensed Consolidated Statements of Cash Flows - UNAUDITED
(In thousands)

	Six Months Ended
	September 30, 2017	September 30, 2016
Operating activities:
Net income	$24,164	$13,217
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	17,755	11,928
Deferred income taxes and related valuation allowance	2,635	2,075
Net gain on sale of real estate, investments, and other	(2)	(115)
Stock based compensation	2,951	2,539
Amortization of deferred financing costs and discount on debt	1,327	344
Changes in operating assets and liabilities, net of effects of business acquisitions:
Trade accounts receivable	(10,098)	3,049
Inventories	(2,230)	1,152
Prepaid expenses and other	916	5,102
Other assets	2,463	(227)
Trade accounts payable	(307)	(3,112)
Accrued liabilities	3,452	(2,801)
Non-current liabilities	(8,243)	(7,502)
Net cash provided by operating activities	34,783	25,649

Investing activities:
Proceeds from sales of marketable securities	138	9,192
Purchases of marketable securities	(225)	(207)
Capital expenditures	(6,082)	(8,450)
Net payments to former STAHL owner	(14,750)	—
Purchase of business, net of cash acquired	—	(587)
Net cash provided by (used for) investing activities	(20,919)	(52)

Financing activities:
Proceeds from exercises of stock options	5,594	139
Net borrowings (repayments) under lines of credit	—	(21,000)
Repayment of debt	(30,131)	(6,550)
Restricted cash related to purchase of business	—	(588)
Payment of dividends	(1,814)	(1,611)
Other	(1,277)	(541)
Net cash provided by (used for) financing activities	(27,628)	(30,151)

Effect of exchange rate changes on cash	5,628	(1,344)

Net change in cash and cash equivalents	(8,136)	(5,898)
Cash and cash equivalents at beginning of year	77,591	51,603
Cash and cash equivalents at end of period	$69,455	$45,705

Columbus McKinnon Reports $0.54 Earnings per Diluted Share for Second Quarter Fiscal Year 2018

October 31, 2017

COLUMBUS McKINNON CORPORATION
Q2 FY 2018 Sales Bridge

	Second Quarter		Year to Date
($ in millions)	$ Change	% Change	$ Change	% Change
Fiscal 2017 Sales	$151.9		$300.9
STAHL acquisition	45.8	30.2%	88.5	29.4%
Volume	12.2	8.0%	24.5	8.1%
Pricing	0.7	0.5%	1.3	0.4%
Foreign currency translation	2.2	1.4%	1.4	0.5%
Total change	$60.9	40.1%	$115.7	38.4%
Fiscal 2018 Sales	$212.8		$416.6

COLUMBUS McKINNON CORPORATION
Q2 FY 2018 Gross Profit Bridge

($ in millions)	Second Quarter	Year to Date
Fiscal 2017 Gross Profit	$49.7	$97.8
STAHL acquisition	16.8	32.5
Sales volume and mix	3.7	7.4
Insurance settlement	1.7	1.7
Foreign currency translation	0.6	0.4
Pricing, net of material cost inflation	0.5	0.9
Product liability	0.4	0.9
STAHL integration costs	(0.1)	(0.2)
Productivity, net of other cost changes	(1.7)	(0.5)
Total change	$21.9	$43.1
Fiscal 2018 Gross Profit	$71.6	$140.9

Columbus McKinnon Reports $0.54 Earnings per Diluted Share for Second Quarter Fiscal Year 2018

October 31, 2017

COLUMBUS McKINNON CORPORATION
Additional Data - UNAUDITED

	September 30, 2017		March 31, 2017		September 30, 2016
($ in millions)
Backlog	$162.7		$154.5		$107.1
Backlog (excluding STAHL)	$112.6		$107.7		$107.1
Long-term backlog (expected to ship beyond 3 months)	$64.8		$53.5		$46.3
Long-term backlog as % of total backlog	39.8%		34.6%		43.2%

Trade accounts receivable (2)
Days sales outstanding	54.0	days	46.2	days	48.1	days

Inventory turns per year (2)
(based on cost of products sold)	4.1	turns	4.1	turns	3.5	turns
Days' inventory (2)	89.0	days	89.0	days	103.7	days

Trade accounts payable
Days payables outstanding (2)	27.0	days	28.3	days	27.7	days

Working capital as a % of sales (1) (2)	18.5%		18.6%		21.2%

Debt to total capitalization percentage	50.3%		55.2%		44.5%

Debt, net of cash, to net total capitalization	45.5%		50.2%		39.4%
(1) September 30, 2017 and March 31, 2017 figures exclude the impact of the acquisition of STAHL.
(2) March 31, 2017 figures exclude the impact of the acquisition of STAHL.

U.S. Shipping Days by Quarter
	Q1	Q2	Q3	Q4	Total
FY 18	63	62	60	63	248

FY 17	64	63	60	64	251

Columbus McKinnon Reports $0.54 Earnings per Diluted Share for Second Quarter Fiscal Year 2018

October 31, 2017

COLUMBUS McKINNON CORPORATION
Reconciliation of GAAP Gross Profit to Non-GAAP Adjusted Gross Profit and Margin
($ in thousands)

	Three Months Ended September 30,		Year to Date September 30,
	2017	2016	2017	2016
Gross profit	$71,619	$49,729	$140,927	$97,776
Add back (deduct):
Insurance settlement	(1,741)	—	(1,741)	—
STAHL integration costs	52	—	221	—
Non-GAAP adjusted gross profit	$69,930	$49,729	$139,407	$97,776

Sales	$212,828	$151,925	$416,554	$300,938
Adjusted gross margin	32.9%	32.7%	33.5%	32.5%
Adjusted gross profit is defined as gross profit as reported, adjusted for certain items. Adjusted gross profit is not a measure determined in accordance with generally accepted accounting principles in the United States, commonly known as GAAP and may not be comparable to the measure as used by other companies. Nevertheless, Columbus McKinnon believes that providing non-GAAP information such as adjusted gross profit is important for investors and other readers of the Company’s financial statements, and assists in understanding the comparison of the current quarter’s gross profit to the historical period’s gross profit, as well as facilitates a more meaningful comparison of the Company’s net income and diluted EPS to that of other companies.

Columbus McKinnon Reports $0.54 Earnings per Diluted Share for Second Quarter Fiscal Year 2018

October 31, 2017

COLUMBUS McKINNON CORPORATION
Reconciliation of GAAP Income from Operations to
Non-GAAP Adjusted Income from Operations and Operating Margin
($ in thousands, except per share data)

	Three Months Ended September 30,		Year to Date September 30, 2017
	2017	2016	2017	2016
Income from operations	$19,587	$12,619	$39,602	$23,820
Add back:
STAHL integration costs	669	—	1,840	—
Insurance recovery legal costs	1,323	—	1,552	—
Magnetek litigation	400	—	400	—
Insurance settlement	(1,741)	—	(1,741)	—
Canadian pension lump sum settlements	—	—	—	247
Non-GAAP adjusted income from operations	$20,238	$12,619	$41,653	$24,067

Sales	$212,828	$151,925	$416,554	$300,938
Adjusted operating margin	9.5%	8.3%	10.0%	8.0%
Adjusted income from operations is defined as income from operations as reported, adjusted for certain items and to apply a normalized tax rate. Adjusted income from operations is not a measure determined in accordance with generally accepted accounting principles in the United States, commonly known as GAAP and may not be comparable to the measures as used by other companies. Nevertheless, Columbus McKinnon believes that providing non-GAAP information, such as adjusted income from operations, is important for investors and other readers of the Company’s financial statements and assists in understanding the comparison of the current quarter’s and current year's income from operations to the historical periods' income from operations, as well as facilitates a more meaningful comparison of the Company’s net income and diluted EPS to that of other companies.

Columbus McKinnon Reports $0.54 Earnings per Diluted Share for Second Quarter Fiscal Year 2018

October 31, 2017

COLUMBUS McKINNON CORPORATION
Reconciliation of GAAP Net Income and Diluted Earnings per Share to
Non-GAAP Adjusted Net Income and Diluted Earnings per Share
($ in thousands, except per share data)

	Three Months Ended September 30,		Year to Date September 30,
	2017	2016	2017	2016
Net income	$12,508	$6,816	$24,164	$13,217
Add back:
STAHL integration costs	669	—	1,840	—
Insurance recovery legal costs	1,323	—	1,552	—
Magnetek litigation	400	—	400	—
Insurance settlement	(1,741)	—	(1,741)	—
Canadian pension lump sum settlements	—	—	—	247
Normalize tax rate to 22% (1)	(1,296)	1,335	(1,754)	2,280
Non-GAAP adjusted net income	$11,863	$8,151	$24,461	$15,744

Average diluted shares outstanding	23,142	20,368	23,013	20,325

Diluted income per share - GAAP	$0.54	$0.33	$1.05	$0.65

Diluted income per share - Non-GAAP	$0.51	$0.40	$1.06	$0.77
(1) Applies a normalized tax rate of 22% to GAAP pre-tax income and non-GAAP adjustments above, which are each pre-tax.
Adjusted net income and diluted EPS are defined as net income and diluted EPS as reported, adjusted for certain items and to apply a normalized tax rate. Adjusted net income and diluted EPS are not measures determined in accordance with generally accepted accounting principles in the United States, commonly known as GAAP and may not be comparable to the measures as used by other companies. Nevertheless, Columbus McKinnon believes that providing non-GAAP information, such as adjusted net income and diluted EPS, is important for investors and other readers of the Company’s financial statements and assists in understanding the comparison of the current quarter’s and current year's net income and diluted EPS to the historical periods' net income and diluted EPS, as well as facilitates a more meaningful comparison of the Company’s net income and diluted EPS to that of other companies.